UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
AMERICA CAPITAL CORPORATION
(Exact name of registrant as specified in its charter)

June 19, 2006	1-6212

(Date of Report [date of earliest event reported])	(Commission File Number)

Florida	56-0723480

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

701 Brickell Avenue, Miami, Florida	33131

(Address of principal executive offices)	(Zip Code)
(305) 536-1414

Registrant’s telephone number, including area code
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03 Bankruptcy or Receivership
Chapter 11 Bankruptcy Filings
     On June 19, 2006, America Capital Corporation (“AMCAP”) and Transcapital Financial Corporation (“TFC”), AMCAP’s 65% owned subsidiary, filed voluntary petitions under Chapter 11 of Title 11 of the United States Code. The cases styled In re America Capital Corporation and In re Transcapital Financial Corporation were filed with the United States Bankruptcy Court for the Southern District of Florida and have been assigned case numbers as follows:

AMCAP:	06-12645-BKC-AJC
TFC:	06-12644-BKC-AJC
AMCAP and TFC remain in control of their assets as debtors-in-possession.
Future administration and disclosure will be managed through such proceedings.
Item 8.01 — Other Events
Recap and Update of the Government Litigation
     On August 8, 1995, AMCAP and TFC filed a complaint in the United States Court of Federal Claims, in a case styled AMCAP and TFC v. The United States, No. 95-523C (the “Government Litigation”), asserting both breach of contract and takings claims arising out of prior acquisitions of supervisory savings and loan associations from an agency of The United States (“Government”) by Transohio Savings Bank (“TSB”), a former subsidiary of TFC. On March 25, 1997, the Federal Deposit Insurance Corporation (“FDIC”) filed a complaint in intervention, as successor to the rights of TSB.
     On October 10, 2000, TFC and AMCAP filed a motion for partial summary judgment challenging the Government’s breach of two specific promises: (a) to record approximately $50 Million in supervisory goodwill created by the merger as an intangible, amortizing asset, and to count the goodwill toward compliance with TSB regulatory capital requirements, and (b) to record, as a direct credit to TSB’s regulatory capital, a $107.5 Million cash contribution made by a governmental entity in order to partially offset the massive net worth deficit of the acquired supervisory savings and loan associations.
     On August 31, 2001, TFC and AMCAP filed a motion for partial summary judgment regarding the recovery, under either a reliance or a restitution theory, of the value of their investment in TSB at the time the acquired supervisory savings and loan associations were acquired. TFC and AMCAP also requested summary judgment regarding the recovery, as reliance damages, of the $42 Million capital infusion by them to TSB. On November 30, 2001, the Government filed its response, to which TFC and AMCAP filed a reply on February 15, 2002.
     On October 31, 2003, the Court of Federal Claims issued a memorandum opinion and order entering a judgment granting TFC and AMCAP’s October 10, 2000 motion for summary judgment. The Court of Federal Claims held that the terms of an August 29, 1986 Assistance Agreement between the Government entity and AMCAP, TFC, and TSB assigned the risk of regulatory change to the Government, at least with respect to a promise to allow TSB to amortize the $107.5 million capital credit and $50 million in supervisory goodwill, as adjusted on a 25 year straight-line basis and to apply that amount toward meeting regulatory capital requirements. The Court of Federal Claims also held that on December 9, 1989, when FIRREA was enacted, the Government breached those essential terms of the August 29, 1986 Assistance Agreement. On November 17, 2003, the Government filed a motion for reconsideration regarding the Court of Federal Claims’ determination of liability. On December 19, 2003, TSB and AMCAP filed a response and the Government filed its reply on January 23, 2004.
     On December 16, 2003, the Court of Federal Claims held an oral argument to consider TFC’s and AMCAP’s August 31, 2001 motion for summary judgment as to damages. On February 27, 2004, the Court of Federal Claims issued a memorandum opinion and partial summary judgment granting TFC and AMCAP’s August 31, 2001 motion for summary judgment, determining that the Government had breached the August 29, 1986 Assistance Agreement and that TFC’s essential reliance interest was $126,479,000 and TFC’s collateral reliance interest was $42,166,000 subject, however, to an evidentiary hearing to provide the Government with an opportunity to establish with reasonable certainty any loss that TFC and AMCAP would have suffered had TSB been allowed to count the capital credit and supervisory goodwill toward regulatory capital. The Court of Federal Claims substantially denied TFC and AMCAP’s claims for restitution. The FDIC claims were denied.
     The Court of Federal Claims conducted an evidentiary hearing in June, July and August, 2004. On October 1, 2004, the Government and TFC filed post-trial briefs and proposed findings of fact and conclusions of law. On December 3, 2004, the Court of Federal Claims conducted oral argument.
     On January 19, 2005, the Court of Federal Claims issued its Memorandum Opinion and Order Awarding TFC $109.309 Million Damages Based on Reliance Interests (the “TFC Judgment”). Pursuant to the TFC Judgment, the Court of Federal Claims concluded that TFC is entitled to damages of $109.309 Million, which is comprised by taking the total essential and collateral reliance interests of $159.645 Million, less net losses of $50.336 Million which the court found TSB would have sustained regardless of the Government’s breach.
     On February 25, 2005, the Government filed a motion for reconsideration of the TFC Judgment. The Court of Federal Claims granted in part and denied in part the Government’s motion for reconsideration. In so doing, the Court of Federal Claims did not upset the previous award of damages to TFC in the amount of $109.309 Million. On May 31, 2005, the Court of Federal Claims issued its Final Opinion and Order awarding TFC $109.309 Million in damages. The Court of Claims also made a finding that but for the breach of contract TSB would not have been seized.
     On July 27, 2005, the Government filed a Notice of Appeal with the United States Court of Appeals for the Federal Circuit. On August 9, 2005, TFC filed a Notice of Cross-Appeal. The FDIC also appealed based on its status as receiver for TSB. Oral argument was conducted on June 5, 2006 and the appeal is pending.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 14, 2006	AMERICA CAPITAL CORPORATION
	By:	/s/ Steven R. Cook
Steven R. Cook, Executive Vice President

4